                                                 Exhibit 99.1

3700 Glenwood Ave., Ste. 530 Raleigh, NC 27612

TRIANGLE CAPITAL CORPORATION BOARD NAMES E. ASHTON POOLE CEO; GARLAND S. TUCKER, III TO REMAIN CHAIRMAN
RALEIGH, NC - February 3, 2016, Triangle Capital Corporation (NYSE: TCAP) (“Triangle” or the “Company”), a leading provider of capital to lower middle market companies, today announced that its Board of Directors has appointed E. Ashton Poole, 49, as Chief Executive Officer. Garland S. Tucker, III, 68, the Company’s co-founder, Chairman and CEO, will remain the Chairman of Triangle’s Board of Directors.
Mr. Tucker commented, “I am excited for the future of Triangle under Ashton’s leadership as CEO and look forward to my continued involvement as Chairman. Since joining Triangle over two and a half years ago, Ashton has immersed himself in every aspect of our business, he has distinguished himself operationally, and he has earned the trust of the entire board. In addition, Ashton’s ability to focus strategically, coupled with his strong leadership skills and sound judgement, will enable Triangle to continue to reward all stakeholders of the Company.”
Mr. Tucker co-founded Triangle’s predecessor company in 2002 and has served as the Company’s Chairman and CEO since its Initial Public Offering in February, 2007. Under Mr. Tucker’s leadership, assets under management at Triangle have grown from $60 million to $1.2 billion, annual revenues have grown from $6 million to over $100 million, and the Company’s annualized base dividend has increased to $2.16 per share.
“Throughout his time as CEO, Garland has provided tremendous leadership and established a foundation through which meaningful growth has been achieved,” said incoming CEO Ashton Poole. “The BDC industry was extremely small at the time of Triangle’s IPO in 2007, and as the industry has grown the Triangle team has generated significant shareholder value due in large part to Garland’s leadership and vision. I am humbled and excited to lead the Triangle team going forward.”
In commenting on the transition, the Company’s Lead Director, Simon B. Rich, Jr., stated, “Transitions tend to go most smoothly when individuals of the highest caliber are involved. Garland and Ashton have been working toward this date for well over two years. The full Board joins me in expressing a genuine sense of excitement for the future of Triangle Capital Corporation while at the same time acknowledging gratefully the tenure and leadership Garland has so consistently provided.”
The transition will take effect immediately. In addition to assuming the role of CEO, Mr. Poole will retain his existing role as President and will continue to serve on the Company’s Board of Directors.

About Triangle Capital Corporation
Triangle Capital Corporation (www.TCAP.com) invests capital in established companies in the lower middle market to fund growth, changes of control and other corporate events. Triangle offers a wide variety of investment structures with a primary focus on mezzanine financing with equity components. Triangle’s investment objective is to seek attractive returns by generating current income from debt investments and capital appreciation from equity related investments. Triangle’s investment philosophy is to partner with business owners, management teams and financial sponsors to provide flexible financing solutions. Triangle typically invests $5.0 million - $35.0 million per transaction in companies with annual revenues between $20.0 million and $200.0 million and EBITDA between $3.0 million and $35.0 million.
Triangle has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). Triangle is required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NYSE, federal and state laws and regulations. Triangle has elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Triangle could have a material adverse effect on Triangle and its stockholders.
Forward Looking Statements
This press release may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future and some of these uncertainties are enumerated in Triangle’s filings with the Securities and Exchange Commission. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements are included in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. Copies are available on the SEC’s website at www.sec.gov and stockholders may receive a hard copy of the completed audited financial statements free of charge upon request to the Company at 3700 Glenwood Avenue, Suite 530, Raleigh, NC 27612. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.
Contacts

Sheri Blair Colquitt
Vice President, Investor Relations
919-719-4784
scolquitt@tcap.com

Steven C. Lilly
Chief Financial Officer
919-719-4789
slilly@tcap.com

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